Exhibit 99.1
FOR IMMEDIATE RELEASE:
Contact:
Holly Brochmann
Hope-Beckham Inc. for Caribou Coffee
404.604.2607
hbrochmann@hopebeckham.com
CARIBOU COFFEE APPOINTS NEW CFO
MINNEAPOLIS (September 9, 2008) — Caribou Coffee Company, Inc. (NASDAQ:CBOU), the second largest company-owned gourmet coffeehouse operator based in the United States, announced today that Timothy J. (“Tim”) Hennessy has been named Chief Financial Officer.
Hennessy’s career spans 20 years with key leadership positions in finance, strategic planning, acquisitions and accounting. He most recently was Executive Vice President and Chief Financial Officer for Carlson Wagonlit Travel, a leading European based global travel management company, providing over $25 billion in travel-related services with 22,000 employees and operations in over 150 countries and territories (including franchise partners). Hennessy also served as CFO-Americas and Vice President, Group Controller during his tenure at Carlson Wagonlit Travel. Prior to that, Hennessy worked in acquisitions and strategic planning for Carlson Companies, Inc., a global company in the hospitality, marketing and travel industries and worked 9 years with the international public accounting and consulting firm now known internationally as Deloitte Touche Tohmatsu. Hennessy holds a B.S. in business administration/accounting from the University of Wisconsin-Oshkosh and an M.B.A. in Finance/Marketing/Policy Studies from the University of Chicago.
“Tim brings a wealth of experience and knowledge to Caribou Coffee and will be a key part of our management team going forward,“ said Mike Tattersfield, Caribou Coffee President and CEO. “His financial discipline coupled with his multi-unit experience will be key for our growth going forward.”
ABOUT THE COMPANY Caribou Coffee (CBOU), founded in 1992, is the second-largest company-owned gourmet coffeehouse operator in the world based on number of coffeehouses. At Caribou Coffee, our mission statement is “an experience that makes the day better.” We provide this by sourcing the highest-quality coffee in the world and craft roasting it in small batches to bring out the best in every bean. We then bring this extraordinary coffee to our customers via several channels including grocery locations, online or via our coffeehouses, which provide a relaxing escape for our customers. Caribou Coffee is committed to expanding our business by bringing this experience to new customers through multiple means without compromising our unwavering commitment to quality. Caribou Coffee is a proud recipient of the Specialty Coffee of America Association’s (SCAA’s) 2008 Roasters Choice Tasting Competition Gold Award. For more information, visit www.cariboucoffee.com.
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